Filed pursuant to Rule 424(b)(3)
Registration No. 333-218579

PROSPECTUS SUPPLEMENT NO. 7

Chaparral Energy, Inc.

Up to 20,418,108 Shares of Class A Common Stock

3,505,724 Shares of Class B Common Stock

This prospectus supplement no. 7 (the “Supplement”) supplements information contained in the prospectus dated June 23, 2017 (the “Prospectus”) relating to the resale by selling stockholders of Chaparral Energy, Inc., a Delaware corporation, of an aggregate of up to 20,418,108 shares of our Class A common stock and 3,505,724 shares of our Class B common stock. Of the shares being offered, 16,772,361 shares of Class A common stock and 3,505,724 shares of Class B common stock are currently issued and outstanding, up to 3,505,724 shares of Class A common stock are issuable upon the conversion of shares of Class B common stock and up to 140,023 shares of Class A common stock are issuable upon exercise by a selling stockholder of its warrants. Except for 154,620 shares of common stock, the selling stockholders acquired all of the shares of common stock covered by the Prospectus in a distribution pursuant to Section 1145 under the United States Bankruptcy Code in connection with our plan of reorganization that became effective on March 21, 2017. The 154,620 shares of common stock were issued and sold pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act of 1933, as amended. We registered the offer and sale of the shares of common stock to satisfy registration rights we have granted to the selling stockholders.

The shares offered by the Prospectus may be sold by the selling stockholders from time to time in the open market, through privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale or at negotiated prices.

This Supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 9, 2018 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this Supplement.

This Supplement is incorporated by reference into, and should be read in conjunction with, the Prospectus. This Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Supplement.

Our Class A common stock is quoted on the OTCQB tier of the OTC Markets Group Inc. under the symbol “CHPE”. Although our Class A common stock is quoted on the OTCQB, there is currently no active public trading market in our Class A common stock as trading and quotations of our Class A common stock have been limited and sporadic. On March 8, 2018, the closing price of our Class A common stock on the OTCQB was $23.10 per share. Our Class B common stock is not listed or quoted on the OTCQB or any other stock exchange or quotation system, and we have not applied for such listing. In the event we were to seek such listing, there is no guarantee that any established securities exchange or quotation system would accept any of our Class B common stock for listing.

Investing in our common stock involves risks. Before making a decision to invest in our common stock, you should carefully consider the information referred to under the heading “Risk Factors” beginning on page 3 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Supplement is March 9, 2018.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2018

CHAPARRAL ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-134748	73-1590941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Cedar Lake Boulevard Oklahoma City, OK	73114
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 478-8770

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On March 6, 2018 (the “Effective Date”), Chaparral Energy, Inc. (the “Company”) and the stockholders who are parties to that certain Stockholders Agreement, dated as of March 21, 2017, by and among the Company and the stockholders named therein (as amended and supplemented from time to time, the “Stockholders Agreement”), entered into a First Amendment to the Stockholders Agreement (the “First Amendment”). The First Amendment amends the Stockholders Agreement to:

•	remove a restriction under the Stockholders Agreement that would permit the Company to become subject to Section 13 of the Securities Exchange Act of 1934, as amended, prior to December 15, 2018, without first obtaining the affirmative vote or written consent of the holders of at least two-thirds of the then issued and outstanding shares of Class A common stock and Class B common stock, par value $0.01 per share, of the Company (collectively, “Company Common Stock”); and

•	eliminate preemptive rights currently existing under the Stockholders Agreement which would be applicable to the issuance or sale of Company securities pursuant to a private placement or other transaction exempt from or not subject to the registration requirements of the Securities Act of 1933, as amended, to the extent such transaction does not result in the issuance of more than 100,000 shares of Company Common Stock and does not result in more than 100 new holders of Company Common Stock.

This description of the First Amendment is qualified in its entirety by reference to the full text of the First Amendment, which is attached hereto as Exhibit 4.1 and incorporated by reference herein.

Item 3.03. Material Modification to Rights of Security Holders.

The information provided in Item 1.01 hereto is incorporated by reference into this Item 3.03.

Item 5.07. Submission of Matters to a Vote of Security Holders.

On March 6, 2018, the Company held a special meeting of stockholders (the “Special Meeting”). At the Special Meeting, stockholders of the Company voted on a proposal to approve and adopt the First Amendment in the form attached to the Notice of Special Meeting of Stockholders dated February 7, 2018. The First Amendment was approved by the requisite vote of the Company’s stockholders at the Special Meeting. The final voting results were as follows:

For	Against	Abstain
35,525,369	1,421	57,028

No other business properly came before the Special Meeting.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

4.1	First Amendment to Stockholders Agreement, dated as of March 6, 2018, by and among Chaparral Energy, Inc. and the Stockholders named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 9, 2018

	By:	/s/ JOSEPH O. EVANS
	Name:	Joseph O. Evans
	Title:	Chief Financial Officer and Executive Vice President

Exhibit 4.1

FIRST AMENDMENT TO STOCKHOLDERS AGREEMENT

THIS FIRST AMENDMENT TO STOCKHOLDERS AGREEMENT (this “Amendment”) is made and entered into as of March 6, 2018 (the “Amendment Date”), by and among Chaparral Energy, Inc., a Delaware corporation (the “Company”), and the Stockholders.

RECITALS:

A.    WHEREAS, the Company and the Stockholders entered into that certain Stockholders Agreement, dated as of March 21, 2017 (as amended, restated or modified from time to time, the “Stockholders Agreement”);

B.    WHEREAS, the Company and the Stockholders desire to amend the Stockholders Agreement to, among other things, eliminate certain restrictions on the ability of the Company to take certain actions without obtaining Stockholder Approval;

C.    WHEREAS, Section 5.10 of the Stockholders Agreement provides that, subject to certain exceptions, an amendment of the Stockholders Agreement shall be in writing and subject to receipt of Stockholder Approval;

D.    WHEREAS, on January 12, 2018, the Board of Directors of the Company authorized and approved this Amendment at a special meeting of the Board of Directors;

E.    WHEREAS, on March 6, 2018, holders of at least two-thirds of the Outstanding Company Common Stock by affirmative vote or written consent authorized and approved this Amendment at a special meeting of stockholders;

F.    WHEREAS, this Amendment shall be deemed to be valid, binding and enforceable in accordance with its terms, and each Stockholder shall be deemed to be bound hereby, in each case without the need for execution of this Amendment by any party hereto other than the Company; and

G.    WHEREAS, the Company and the Stockholders desire to amend the Stockholders Agreement on the terms and conditions set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the Recitals, the mutual covenants and agreements contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

1.1    Definitions; Sections.

(a)    Capitalized terms used herein but not otherwise defined shall have the meaning given to them in the Stockholders Agreement.

(b)    Article and Section references herein shall refer to the applicable Article and Section in the Stockholders Agreement.

1.2    Amendments.

(a)    Clause (x) of Section 2.1(a) of the Stockholders Agreement is hereby deleted in its entirety and replaced with the following:

(x)    on or prior to December 15, 2018, any initial public offering of Company Common Stock or other class of equity securities of the Company (it being understood that, following December 15, 2018, the actions set forth in this clause (x) shall not require Stockholder Approval pursuant to this Section 2.1(a)); provided that this Section 2.1(a)(x) shall not apply to actions required of the Company pursuant to the Registration Rights Agreement; and

(b)    Section 4.1(d) of the Stockholders Agreement is hereby deleted in its entirety and replaced with the following:

(d)    Exempt Securities. Notwithstanding the foregoing provisions of this Section 4.1, Qualified Stockholders shall not have the right to participate in the issuance of any New Securities which are otherwise authorized to be issued in accordance with this Agreement (i) if such New Securities were issued as consideration in any merger, consolidation or combination with or acquisition of securities or assets of another Person in exchange for New Securities, (ii) if made upon conversion or exercise of any rights, convertible securities, options or warrants to purchase Company Common Stock or other capital stock of the Company, (iii) if made by any Subsidiary of the Company to the Company or any of its direct or indirect wholly owned Subsidiaries, (iv) if made as securities which are the subject of a registration statement being filed under the Securities Act pursuant to a Qualified IPO, (v) if made to Directors, officers, employees or consultants as compensation pursuant to any Equity Incentive Plans approved in accordance with Section 2.1, (vi) if such New Securities were issued in connection with the Backstop Commitment Agreement (as defined in the Plan), or in connection with the consummation of the Rights Offering (as defined in the Plan) in accordance with the Plan, (vii) if such New Securities were issued or sold pursuant to a private placement or other transaction exempt from or not subject to the registration requirements of the Securities Act, to the extent such transaction does not result in the issuance of more than 100,000 shares of Company Common Stock and does not result in more than 100 new holders of Company Common Stock, or (viii) if such New Securities were issued pursuant to any pro rata stock split or stock dividend (the New Securities described in the foregoing clauses (i) through (viii), “Exempt Securities”).

ARTICLE II

2.1    Effect of Amendment. This Amendment shall not constitute an amendment or modification of any provision of, or schedule or exhibit to, the Stockholders Agreement not expressly referred to in this Amendment. Except as expressly amended or modified in this

FIRST AMENDMENT TO STOCKHOLDERS AGREEMENT

Amendment, the provisions of the Stockholders Agreement are and remain in full force and effect. Whenever the Stockholders Agreement is referred to in the Stockholders Agreement or in any other agreement, document or instrument, such reference shall be deemed to be to the Stockholders Agreement, as amended by this Amendment, whether or not specific reference is made to this Amendment.

2.2    Governing Law. This Amendment and the rights of the parties hereunder will be governed by, interpreted, and enforced in accordance with the laws of the State of Delaware, without reference to conflicts of law principles.

2.3    Consent to Jurisdiction; WAIVER OF JURY TRIAL.

(a)    Consent to Jurisdiction. The Company and each Stockholder (i) irrevocably submits to the exclusive jurisdiction of any state court in the State of Delaware, and the United States District Court for the District of Delaware (and the appropriate appellate courts), for the purposes of any suit, action or other proceeding arising out of this Amendment and (ii) agrees to commence any such action, suit or proceeding either in the United States District Court for the District of Delaware or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in any state court in the State of Delaware. Notwithstanding the foregoing, any party hereto may commence an action, suit or proceeding with any governmental body anywhere in the world for the sole purpose of seeking recognition and enforcement of a judgment of any court referred to in the first sentence of this Section 2.3(a). The Company and each Stockholder further (x) agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth on the Stockholder Registry (or in the case of the Company, at the Company’s principal office) shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 2.3(a) and (y) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Amendment in (A) any state court in the State of Delaware, or (B) the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b)    WAIVER OF JURY TRIAL. THE COMPANY AND EACH STOCKHOLDER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, INVOLVING OR OTHERWISE IN RESPECT OF THIS AMENDMENT OR SUCH STOCKHOLDER’S OWNERSHIP OF COMPANY COMMON STOCK. THE COMPANY AND EACH STOCKHOLDER (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE COMPANY OR ANY STOCKHOLDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE COMPANY OR SUCH STOCKHOLDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT THE COMPANY AND EACH STOCKHOLDER HAS BEEN INDUCED TO ENTER INTO THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2.3(B).

FIRST AMENDMENT TO STOCKHOLDERS AGREEMENT

2.4    Severability. If any provision of this Amendment is held to be illegal, invalid, or unenforceable under any present or future laws applicable to the Company effective during the term of the Stockholders Agreement, such provision will be fully severable; this Amendment will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Amendment; and the remaining provisions of this Amendment will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Amendment.

2.5    Entire Agreement. This Amendment and the other agreements expressly referenced in this Amendment constitute the complete and exclusive statement of agreement among the Company and the Stockholders with respect to the subject matter hereof. This Amendment supersedes all prior written and oral statements by and among the Company and the Stockholders or any of them, and except as otherwise specifically contemplated by this Amendment, no representation, statement, or condition or warranty not contained in this Amendment will be binding on the Stockholders or the Company or have any force or effect whatsoever.

2.6    Further Assurances. The Stockholders agree, without further consideration, to execute such further instruments and to take such further actions as may be necessary or desirable to carry out the purposes and intent of this Amendment.

[Remainder of Page Intentionally Left Blank]

FIRST AMENDMENT TO STOCKHOLDERS AGREEMENT

The foregoing Amendment is hereby executed as of the Amendment Date.

CHAPARRAL ENERGY, INC.

By:	/s/ K. Earl Reynolds

K. Earl Reynolds
Chief Executive Officer

SIGNATURE PAGE TO

FIRST AMENDMENT TO STOCKHOLDERS AGREEMENT